Exhibit 99.9

Power of Attorney

Attorney in fact:	Ki-Joon Hong
Address:	#1001, Block 608, World Cup Park Complex 6, Sangam-Dong, Mapo-Gu, Seoul, Korea

I hereby appoint the above person to be my attorney in fact in my capacity to do every act that I may legally do through an attorney in fact and give my power listed below to my attorney in fact.

Power

1.	Power to do all acts required for the submission of the Schedule 13D pursuant to the rules of NASDAQ of the United States of America.

2.	Power to perform any required process for the above acts.

August 17, 2012

Seung-Youn Kim

1 Jangkyo-Dong, Joong-Gu, Seoul Korea

/S/ SEUNG-YOUN KIM